Exhibit 99.1

Press Release

UTSTARCOM INC. TO REPURCHASE 6 MILLION SHARES OF ITS COMMON
STOCK FROM SOFTBANK CORP.

SOFTBANK Reiterates Value of Strategic Relationship With UTStarcom Inc.

ALAMEDA, Calif., Aug. 29, UTStarcom Inc. (Nasdaq: UTSI) today announced that it has completed the purchase of 6 million shares of its common stock valued at approximately $72 million dollars from its largest shareholder, SOFTBANK Corp. As part of this transaction, SOFTBANK has signed a voluntary “lock-up” agreement stipulating that it will not sell any shares of UTStarcom stock within the next 6 months. This lock-up agreement will end on March 1, 2003, which coincides with the start of the Company’s “blackout period” in which insiders are not permitted to sell shares.

In the past two days, SOFTBANK Corp. has sold a total of 12 million shares of UTStarcom common stock, six million in a Rule 144 block trade completed Wednesday, August 28th and six million to UTStarcom as a buyback today. After completion of this transaction SOFTBANK will own approximately 20% of UTStarcom and will remain the company’s largest shareholder.

“This decision to sell shares was very difficult as UTStarcom is one of SOFTBANK’s most important strategic investments,” stated Masayoshi Son, President and CEO of SOFTBANK Corp. “The proceeds of the sale will help finance our rapidly expanding broadband business in Japan. SOFTBANK reiterates its desire to maintain a long-term ownership stake in UTStarcom and believes the lock-up agreement provides visibility into our ownership intentions. We believe this is in the best interests of all shareholders and the overall valuation of UTStarcom.”

“With the Rule 144 block sale last night by SOFTBANK, we saw an opportunity to provide increased clarity and support of our shareholders and approached SOFTBANK with a proposal to repurchase shares,” said Mike Sophie, Chief Financial Officer of UTStarcom Inc. “We also believe this transaction is an attractive investment for the Company as it will be accretive and sends a positive message to our shareholders.”

“We believe this is in the best interest of all of our shareholders and is an excellent use of the Company’s cash to buy stock at these prices,” added Hong Lu, Chief Executive Officer of UTStarcom Inc. “We hope this clarity will now allow the investment community to focus on the fundamentals of the company, which we continue to believe are as strong as they have ever been.”